Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2005, except for Note 4, as to which the date is June 10, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of CNL Restaurant Properties, Inc. which appears in Trustreet’s Current Report on Form 8-K/A dated March 4, 2005 and filed on June 13, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orlando, Florida

June 13, 2005